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Exhibit 5

March 31, 2004

Board of Directors
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland 21152

  Re:
  Registration Statement on Form S-8 dated March 31, 2004

        I am Senior Vice President, General Counsel and Secretary of McCormick & Company, Incorporated (the "Company"). I have reviewed and am familiar with the 2004 Long-Term Incentive Plan, the Directors' Share Ownership Program, the 2004 Directors' Non-Qualified Stock Option Plan, the Mojave Foods Corporation 401(k) Retirement Plan and the Zatarain's 401(k) Plan (the "Plans"), the Charter and the By-Laws of the Company, the corporate proceedings relating to the adoption of the Plans, and the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in the matter of the offering of shares of Common Stock and Common Stock Non-Voting under the Plans.

        I have assumed for the purpose of this opinion that all of the shares issued or to be issued pursuant to the Plans will be newly issued shares. In my opinion, the shares offered and sold pursuant to the Plans upon issuance and delivery by the Company pursuant to the Plans will be legally and validly authorized and issued and will be fully paid and non-assessable in the hands of the holders thereof.

        I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

                        Very truly yours,

                        Robert W. Skelton

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  Exhibit 5